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                                                                                                                    EXHIBIT 12(c)

                          BANK OF BOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (excluding interest on deposits) for the quarters ended March 31, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                        Quarters Ended March 31,        Years Ended December 31,
(Dollars in thousands)

                            1994            1993            1993            1992             1991             1990            1989
                            ----            ----            ----            ----             ----             ----            ----
Net income (loss)       $ 96,140        $ 83,675        $299,026        $278,881        $(113,155)      $ (468,248)     $  138,114
Extraordinary items,
 net of tax                6,535                                         (72,968)          (7,758)         (43,649)
Cumulative effect of
 changes in accounting
 principles, net of tax                  (24,203)        (24,203)
Income tax expense
  (benefit)               81,457          40,894         214,683         152,781          (57,990)           2,579          84,951
                        --------        --------        --------        --------        ----------      ----------      ----------
     Pretax earnings
        (loss)          $184,132        $100,366        $489,506        $358,694        $(178,903)      $ (509,318)     $  223,065
                        ========        ========        ========        ========        ==========      ===========     ==========
Fixed charges:
  Portion of rental
   expense (net of
   sublease rental
   income) which
   approximates the
   interest factor         6,701           6,573          27,063          28,159           30,370           38,747          35,482
  Interest on borrowed
   funds                 143,299          71,451         377,874         344,908          361,510        1,229,816       1,953,723
                        --------        --------        --------        --------        ----------      ----------      ----------
   Total fixed charges  $150,000        $ 78,024        $404,937        $373,067        $ 391,880       $1,268,563      $1,989,205

Preferred stock
 dividend requirements    16,705          13,395          61,377          33,186           13,255           13,748          22,568
                        --------        --------        --------        --------        ----------      ----------      ----------
Total combined fixed
  charges and preferred
  stock dividend
  requirements          $166,705        $ 91,419        $466,314        $406,253        $ 405,135       $1,282,311      $2,011,773
                        ========        ========        ========        ========        ==========      ===========     ==========
Earnings (for ratio
 calculation) (Pretax
 earnings (loss) plus
 total fixed charges)   $334,132        $178,390        $894,443        $731,761        $ 212,977       $  759,245      $2,212,270
                        ========        ========        ========        ========        ==========      ===========     ==========
Ratio of earnings to
combined fixed charges
  and preferred stock
dividend requirements       2.00            1.95            1.92            1.80              .53              .59            1.10
                        ========        ========        ========        ========        ==========      ===========     ==========
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For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income
(loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges.  "Fixed charges"
include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.  Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.  No tax adjustments were made in loss years.  Ratios for the quarters ended March 31, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991 reflect the reclassification of Brazilian translation gains and losses.  Information for the years ended December 31, 1990 and 1989 is unavailable without unreasonable effort and expense.